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                                                                   Exhibit 23-A



                        INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Duke Energy Corporation on Form S-3 of our report dated March 12, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001, and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002), appearing in the Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Charlotte, North Carolina
August 29, 2003